EXHIBIT 99.1

GT Advanced Technologies Inc. Announces Results for Second Quarter Fiscal Year 2013

Q2 Gross Margin, Non-GAAP EPS and Cash Exceed Guidance, Revenue in Line; FY2013 Revenue and Non-GAAP EPS Guidance Reiterated

MERRIMACK, N.H., Aug. 5, 2013 (GLOBE NEWSWIRE) -- GT Advanced Technologies Inc. (Nasdaq:GTAT) today reported results for the second quarter of fiscal year 2013, which ended June 29, 2013.

	Three-Months Ended			Six-Months Ended
	June 29, 2013	March 30, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Revenue	$168.3	$57.8	$167.3	$226.1	$521.1
Gross Margin	34.8%	23.6%	36.0%	31.9%	40.8%
GAAP EPS	$0.10	($0.16)	$0.12	($0.06)	$0.78
Non-GAAP EPS	$0.15	($0.07)	$0.16	$0.08	$0.88

Revenue for the second quarter came in at $168.3 million including $150.7 million in polysilicon, $11.4 million in photovoltaic (PV), and $6.2 million in sapphire. This compares to revenue in the first quarter of $57.8 million and $167.3 million in the second quarter of calendar 2012. Revenue for the first six months of 2013 was $226.1 million compared to $521.1 million for the first six months of 2012.

Gross profit for the second quarter was $58.6 million, or 34.8 percent of revenue, above the company's guidance. This compares to $13.6 million, or 23.6 percent of revenue, in the first quarter and $60.2 million, or 36.0 percent of revenue for the second quarter of calendar 2012. Gross profit for the first six months of 2013 was $72.2 million, or 31.9 percent of revenue compared to $212.5 million, or 40.8 percent of revenue, for the first six months of 2012.

Non-GAAP net income was $18.1 million in the second quarter, compared to a non-GAAP net loss of $8.9 million in the first quarter and non-GAAP net income of $19.3 million for the second quarter of calendar 2012. Non-GAAP net income for the first six months of 2013 was $9.2 million compared to $105.3 million for the first six months of 2012.

Net income in the second quarter was $11.9 million, compared to a loss of $18.7 million in the first quarter and a favorable $14.8 million for the second quarter of calendar 2012.  Net income for the first six months of 2013 was a loss of $6.7 million compared to a favorable $93.8 million for the first six months of 2012.

Non-GAAP earnings per share on a fully-diluted basis was $0.15 in the second quarter, which was better than the company's guidance. This compares to a non-GAAP EPS loss of $0.07 in the first quarter and non-GAAP earnings of $0.16 in the second quarter of calendar 2012. Non-GAAP earnings per share for the first six months of 2013 was $0.08 compared to $0.88 for the first six months of 2012.

Earnings per share on a fully-diluted basis was $0.10 in the second quarter, compared to a loss of $0.16 for the first quarter and earnings of $0.12 for the second quarter of calendar 2012. Earnings per share for the first six months of 2013 was a loss of $0.06 compared to earnings of $0.78 for the first six months of 2012.

Cash, Backlog, Orders

At the end of the second quarter, the company had cash and cash equivalents on its balance sheet totaling $294.7 million and total debt of $260.4 million which included $97.7 million related to the company's credit facility and $162.7 million related to the fair value of the company's convertible bonds. During the quarter, operations consumed $21.7 million of cash. At the end of the first quarter of calendar 2013, the company had $320.2 million of cash and cash equivalents and $259.6 million of total debt.  At the end of the second quarter of calendar 2012, the company had $332.4 million of cash and cash equivalents and $145 million of total debt.

New orders during the second quarter were approximately $14 million including $6 million for DSS and $8 million for sapphire.

As of June 29, 2013 the company's reported backlog was $702 million. This included $340 million in the polysilicon segment, $3 million in the PV segment and $359 million in the sapphire segment, which included approximately $6 million of backlog acquired from Thermal Technology. Included in the total backlog was approximately $68 million of deferred revenue.

Business Outlook

The company is reiterating the following guidance for fiscal year 2013, which ends December 31, 2013: revenue in the range of $500 to $600 million, gross margin in the range of 35% to 37% and non-GAAP EPS in the range of $0.25 to $0.45. In addition to the items typically excluded from non-GAAP, the company's Non-GAAP EPS guidance excludes restructuring charges, asset impairment charges, any potential DSS Purchase Order cancellation fees and any gain/loss associated with the disposition of the company's facility in St. Louis.

The company will provide additional guidance details on its webcasted conference call tomorrow morning. See below for details.

Management Commentary

"We were pleased with our performance in the second quarter. Against the backdrop of continuing challenges in our served markets, we delivered on-target revenue and outperformed with earnings, gross margin and cash," said Tom Gutierrez, president and chief executive officer. "We continue to believe that our sapphire business will be the key driver for the balance of this year and we are confident we will resume shipments of ASF units in the second half of this year. This is based on recent positive developments in the LED market combined with the progress we have made in developing opportunities for our sapphire business in new markets outside of LED."

Conference Call, Webcast

Tomorrow morning, Tuesday, August 6, 2013, at 8:00am ET the company will host a live conference call with Tom Gutierrez, president and chief executive officer, and Richard Gaynor, chief financial officer, to discuss its second quarter FY2013 results and FY2013 outlook.

The call will be webcast live and can be accessed by logging on to the "Investors" section of GT Advanced Technologies' website, http://investor.gtat.com/. A slide presentation will accompany the call. The live call can also be accessed by dialing (631) 291-4543. No password is required to access the webcast or call.

A replay of the call will be available. To access the webcast replay, which will be available for 90-days, please go to http://investor.gtat.com/ and select the webcast replay link on the 'Events and Presentations' page. Or, please dial (404) 537-3406. The telephone replay will be available through August 13, 2013 and requires the passcode 20413204.

Investor Financial Summary Document

A comprehensive summary of the company's financial performance can be found on the Investor Relations section of its website on the "Q2 FY13 Earnings Call" webcast page. To access: http://investor.gtat.com.

About GT Advanced Technologies Inc.

GT Advanced Technologies Inc. is a diversified technology company with innovative crystal growth equipment and solutions for the global solar, LED and electronics industries. Our products accelerate the adoption of new advanced materials that improve performance and lower the cost of manufacturing. For additional information about GT Advanced Technologies, please visit www.gtat.com.

GT Advanced Technologies Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	June 29, 2013	December 31, 2012

Assets
Current assets:
Cash and cash equivalents	$ 294,687	$ 418,095
Accounts receivable, net	11,774	23,829
Inventories	119,635	133,286
Deferred costs	4,254	30,248
Vendor advances	7,322	32,440
Deferred income taxes	37,928	28,226
Refundable income taxes	567	1,516
Prepaid expenses and other current assets	8,638	9,168
Total current assets	484,805	676,808

Property, plant and equipment, net	73,195	77,980
Other assets	83,826	86,920
Intangible assets, net	101,894	90,516
Deferred cost	24,938	24,423
Goodwill	54,765	48,021
Total assets	$ 823,423	$ 1,004,668
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$ 7,250	$ 7,250
Accounts payable	16,421	44,848
Accrued expenses	37,448	30,928
Contingent consideration	85	4,901
Customer deposits	57,042	111,777
Deferred revenue	19,551	86,098
Accrued income taxes	9,703	21,716
Total current liabilities	147,500	307,518

Long-term debt	90,500	132,313
Convertible notes	162,690	157,440
Deferred income taxes	20,221	24,459
Customer deposits	55,598	71,340
Deferred revenue	48,670	35,848
Contingent consideration	12,467	5,414
Other non-current liabilities	2,335	2,323
Accrued income taxes	26,466	25,762
Total liabilities	566,447	762,417

Commitments and contingencies
Stockholders' equity:
Preferred stock, 10,000 shares authorized, none issued and outstanding	--	--
Common stock, $0.01 par value; 500,000 shares authorized, 123,450 and 119,293 shares issued and outstanding as of June 29, 2013 and December 31, 2012, respectively	1,234	1,193
Additional paid-in capital	204,789	183,565
Accumulated other comprehensive income (loss)	1,000	806
Retained earnings	49,953	56,687
Total stockholders' equity	256,976	242,251
Total liabilities and stockholders' equity	$ 823,423	$ 1,004,668

GT Advanced Technologies Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 29, 2013	March 30, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Revenue	$168,330	$57,776	$167,252	$226,106	$521,142
Cost of revenue	109,714	44,161	107,046	153,875	308,608
Gross profit	58,616	13,615	60,206	72,231	212,534
Operating expenses:
Research and development	18,523	16,441	13,939	34,964	29,187
Selling and marketing	4,088	3,286	3,827	7,374	6,534
General and administrative	16,517	14,563	15,133	31,080	30,303
Contingent consideration (income) expense	(4,310)	336	155	(3,974)	682
Restructuring charges and asset impairments	--	2,858	--	2,858	--
Amortization of intangible assets	2,667	2,455	2,547	5,122	5,093
Total operating expenses	37,485	39,939	35,601	77,424	71,799
Income from operations	21,131	(26,324)	24,605	(5,193)	140,735
Other income (expense):
Interest income	70	94	6	164	23
Interest expense	(6,526)	(7,480)	(979)	(14,006)	(1,778)
Other, net	(179)	190	(485)	11	(537)
Income before income taxes	14,496	(33,520)	23,147	(19,024)	138,443
Provision for income taxes	2,549	(14,839)	8,390	(12,290)	44,613
Net income	$11,947	($18,681)	$14,757	($6,734)	$93,830

Net income per share:
Basic	$0.10	($0.16)	$0.12	($0.06)	$0.79
Diluted	$0.10	($0.16)	$0.12	($0.06)	$0.78
Weighted-average number of shares used in per share calculations:
Basic	120,481	119,348	118,444	119,920	118,926
Diluted	122,749	119,348	119,379	119,920	120,062

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measures and reconciling the non-GAAP financial metrics to the comparable GAAP measures.

Reconciliation of GAAP to non-GAAP results
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 29, 2013	March 30, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Non-GAAP Net Income & Earnings per Share

Net income	$11,947	($18,681)	$14,757	($6,734)	$93,830

Non-GAAP adjustments:

Amortization of acquired intangible assets	2,667	2,455	2,547	5,122	5,093
Share-based compensation expense	4,905	4,423	4,103	9,328	8,274
Third party acquisition related expenses	924	164	246	1,088	469
Write-down of inventory, vendor advances and PO cancellation fees	45	492	--	537	--
Accelerated depreciation for early retirement of fixed assets	1,536	1,000	--	2,536	--
Restructuring charges and asset impairments	--	2,858	--	2,858	--
Contingent consideration (income) expense	(4,310)	336	155	(3,974)	682
Non-cash portion of interest expense	3,300	4,212	238	7,512	415
Income tax effect of non-GAAP adjustments (1)	(2,924)	(6,188)	(2,710)	(9,112)	(3,452)

Non-GAAP net income	$18,090	($8,929)	$19,336	$9,161	$105,311

Non-GAAP earnings per diluted share ("Non-GAAP EPS")	$0.15	($0.07)	$0.16	$0.08	$0.88

Diluted weighted average shares outstanding	122,749	119,348	119,379	121,321	120,062

(1) The Company utilized the with and without method to determine the income tax effect on non-GAAP adjustments.

Use of Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), GT Advanced Technologies is providing additional financial metrics that are not prepared in accordance with GAAP (non-GAAP).  We believe that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts company performance, especially when comparing such results to previous periods or forecasts. Our management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing our performance to prior periods and to the performance of our competitors. Management also uses these measures in its financial and operational decision-making.

We define "non-GAAP net income" as GAAP net income excluding share-based compensation expense, amortization of acquired intangible assets, acquisition and acquisition related expenses, contingent consideration, write-downs of inventory, vendor advances and PO cancellation fees, restructuring and asset impairment, accelerated depreciation for early retirement of fixed assets, and the non-cash portion of interest expense. We consider non-GAAP net income to be an important indicator of our operational strength and performance of our business because it eliminates the effects of events that are not part of the Company's core operations.

We define "non-GAAP earnings per share on a fully-diluted basis" as our non-GAAP net income divided by our weighted average shares outstanding on a fully-diluted basis.

Forward-Looking Statements

Some of the information in this press release relates to future expectations, plans and prospects for our business and industry that constitute "forward-looking statements" for the purposes of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to: all statements under the caption "Business Outlook;" the company's estimates for future periods (including for twelve month period ending December 31, 2013) with respect to revenue, gross margin, and non-GAAP fully diluted earnings per share; the Company continues to believe that its sapphire business will be the key driver for the balance of this year; the Company is confident it will resume shipments of ASF units in the second half of this year.. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the company's control, which could cause actual events to differ materially from those expressed or implied by these statements. These factors may include the possibility that the company is unable to recognize revenue on contracts in its order backlog. Although the company's backlog is based on signed purchase orders or other written contractual commitments in effect as of the end of our fiscal quarter ended June 29, 2013, we cannot guarantee that our bookings or order backlog will result in actual revenue in the originally anticipated period or at all, which could reduce our revenue, profitability and liquidity. Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the impact of continued decreased demand and/or excess capacity in the markets for the output of our solar (polysilicon and photovoltaic) and sapphire equipment, general economic conditions and the tightening credit markets having an adverse impact on demand for our products, increased trade tensions between the United States and China; the possibility that changes in government incentives may reduce demand for solar products, which would, in turn, reduce demand for our polysilicon and photovoltaic equipment, technological changes could render existing products or technologies obsolete, the company may be unable to protect its intellectual property rights or may be subject to liability for violating intellectual property rights of another party, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the company's products and various other risks as outlined in GT Advanced Technologies Inc.'s filings with the Securities and Exchange Commission, including the statements under the heading "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended March 30, 2013. Statements in this press release should be evaluated in light of these important factors. The statements in this press release represent GT Advanced Technologies Inc.'s expectations and beliefs as of the date of this press release. GT Advanced Technologies Inc. anticipates that subsequent events and developments may cause these expectations and beliefs to change. GT Advanced Technologies Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT: Media
         Jeff Nestel-Patt
         jeff.nestelpatt@gtat.com
         603-204-2883

         Investors/Analysts
         Ryan Flaim
         Ryan.flaim@gtat.com
         603-681-3869